Exhibit 5.1

May 8, 2013

V.F. Corporation

105 Corporate Center Blvd.

Greensboro, North Carolina 27408

Ladies and Gentlemen:

I am the Vice President and General Counsel and the Secretary of V.F. Corporation, a Pennsylvania corporation (the “Company”), which has a principal place of business located in Greensboro, North Carolina. In that capacity, I have acted as counsel for the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”). The Registration Statement relates to the offering and sale by the Company of an additional 2,000,000 shares of common stock, without par value, stated capital $1.00 per share (the “Shares”) of the Company pursuant to the VF Corporation Retirement Savings Plan for Salaried Employees (the “Salaried Plan”), and an additional 300,000 Shares of the Company pursuant to the VF Corporation Retirement Savings Plan for Hourly Employees (the “Hourly Plan”). The Salaried Plan and the Hourly Plan are collectively referred to as, the “Plans”.

My opinion expressed herein is based exclusively on the applicable provisions of the Pennsylvania Business Corporation Law and federal securities laws as in effect on the date hereof. In connection with this offering, I have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to my satisfaction, of the Articles of Incorporation and the By-Laws of the Company as amended to date, and such other documents and corporate records relating to the Company as I have deemed appropriate for the purpose of rendering the opinion expressed herein.

On the basis of the foregoing, I am of the opinion that the Shares, when issued pursuant to and in accordance with the Plans, will be legally issued, fully paid and non-assessable.

This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent. This opinion is rendered as of the date hereof and I assume no obligation to modify, update or supplement this opinion to reflect any facts or circumstances which may hereafter come to my attention, or any changes in laws which may hereafter occur.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By providing such consent, I do not admit that I come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours Very Truly

/s/ Laura C. Meagher
Laura C. Meagher
Vice President, General Counsel and Secretary